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                                         Filed Pursuant to Rule 424(b)(3)
                                         File No. 333-34462
 __________________________________________________________________________


                            ECOM.ECOM.COM, INC.

                   SUPPLEMENT NO. 1 DATED JULY 28, 2000
                    TO PROSPECTUS DATED APRIL 25, 2000

     On May 31, 2000, we completed our acquisition of Star Dot Marketing, Inc.

     Effective June 30, 2000, Gerald V. Bergman resigned as a director. He had no disagreement with us on any matter relating to our operations, policies or practices, and intends to continue providing assistance to us in the future.

     Effective July 21, 2000, our Board of Directors elected Charles W. Hansen III to serve as our President and CEO. Mr. Hansen joined us as Vice President of Operations on March 6, 2000. From June 1998 to March 2000 he served as Vice President and General Manager of the PAX TV Networks flagship television station in West Palm Beach, Florida. From November 1997 to June 1998, he was not employed by any outside entity, but instead managed his personal investments. From February 1994 to November 1997 Mr. Hansen served as President/CEO of Dahms Hansen Anderson, a video production company. From 1992 to 1993, he served as Vice President General Manger of WNPL TV, an independent television station in Southwest Florida, and from 1984 to 1992 he served as National Sales Manager and General Sales Manager of WPTV TV, an NBC affiliate in West Palm Beach, Florida.

     David J. Panaia continues in his position as Chairman of the Board and will focus on business strategies and building alliances with strategic partners.